EXHIBIT 99.0


FOR IMMEDIATE RELEASE                        CONTACT:   Glenn Bozarth
November 26, 1997                                       (310) 252-3521




                        MATTEL TO REDEEM SERIES B
                 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
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LOS ANGELES, November 26, 1997 -- On November 24, 1997, Mattel, Inc.
[NYSE: MAT] issued a notice to the holders of its Series B Convertible Exchangeable Preferred Stock informing them of the redemption of these securities at a price of 105.25% of the liquidation preference per share, plus accrued dividends to the redemption date of December 9, 1997. The aggregate amount to be paid is approximately $59.8 million. The shares of Series B Preferred Stock are convertible at the option of the holders into an aggregate of 2,752,330 shares of Mattel, Inc. Common Stock.

     Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world.


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